Exhibit 99.1

Press Release dated January 23, 2004 re conference participation

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ATTEND

SMITH BARNEY CITIGROUP FINANCIAL SERVICES CONFERENCE

PALO ALTO, Calif.—January 23, 2004—Greater Bay Bancorp (Nasdaq:GBBK), a $7.6 billion in assets financial services holding company, announced that Byron A. Scordelis, President and Chief Executive Officer, will participate in a financial services conference sponsored by Smith Barney Citigroup on January 28, 2004 at 3:45 p.m. EDT.

The Smith Barney Citigroup conference will be accessible on-demand through the following URL link http://www.veracast.com/webcasts/sbcitigroup/financial-services-2004/01209586.cfm (due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field) during the conference and for 30 days following the conference.

Slides of Greater Bay Bancorp’s presentation will be filed with the SEC on a Current Report on Form 8-K prior to the presentation. The Form 8-K may be accessed through the Company’s website http://www.gbbk.com or the SEC’s website http://www.sec.gov.

Persons interested in listening to the conference should access the URL link 15 minutes prior to the start of the conference. It may be necessary to download audio software to hear the presentation.

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula BankofCommerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2002, and particularly the discussion of risk factors within such documents.

# # #

2860 West Bayshore Road  •  Palo Alto, California 94303  •  650-813-8200  •  Fax 650-494-9193

www.gbbk.com